Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture Announces Store Acquisitions

(Bassett, Va.) – September 1, 2005 – Bassett Furniture Industries Inc. (NASDAQ: BSET) announced today that it had finalized the acquisition of three Bassett Furniture Direct (BFD) stores in upstate New York and controlling interest in four BFD stores in Atlanta, Ga.

The Company expects to record a pre-tax charge in its third quarter in the range of $1.0 – $2.0 million in connection with these two transactions and will consolidate the results of both entities into its fourth quarter of fiscal 2005. Bassett forecasts net losses from these operations in the fourth quarter of fiscal 2005 to be approximately $.03 to $.04 per share. The Company expects these retail stores to operate at breakeven in fiscal 2006. This transaction will bring the total number of Company-owned BFDs to 27, approximately 21 percent of the 127 BFDs operating at the end of the third quarter.

“This is another key step in our transition to be a more retail driven Company,” said Robert H. Spilman, Jr. president and chief executive officer. “The Upstate NY and Atlanta operations, combined with our acquisition of the Dallas, Texas BFD operation in our second quarter, will provide us with the scale needed to achieve the consistency and uniformity we believe are vital to our overall Bassett Furniture Direct program. We will provide both the organizational and financial strength needed to improve the performance of these operations.”

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 127 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2005, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.